FILED
October 21, 1997
No. C1056-87


                                STATE OF NEVADA

                            CERTIFICATE OF AMENDMENT

                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                       COMBINED COMMUNCATIONS CORPORATION


The undersigned President and Secretary of Combined
Communications, Corporation, a Nevada corporation, pursuant to the provisions of Section 78.385 and 78.390, of the Nevada Revised Statutes, --for --- the purpose of amending the Articles of Incorporation of the said
Corporation, do certify as follows:

That the Board of Directors of the said corporation, at a
 meeting duly convened and held on the 17th day of October, 1997, adopted resolutions to amend the Articles of Incorporation, as follows:

ARTICLE I shall be amended as follows:

ARTICLE I - NAME

The name of the Corporation shall be: R B Capital & Equities, Inc.

The forgoing amendment to the Articles of Incorporation were duly adopted by the written consent of the shareholders of the
 Corporation, pursuant to Section 78.320 of the Nevada Revised
Statute, on October 17, 1997.

The number of shares of Common Stock of the Corporation outstanding and entitles to vote on the forgoing amendment to the Articles of Incorporation on October 17, 1997 were 4,359,443 shares and the said amendments were approved and consented to by 3,160,886 shares, being voted in person or by proxy, which represented more that a 50% majority of the issued and outstanding shares of the Common Stock of the Corporation.

The undersigned President and Secretary of the Corporation hereby declare that the forgoing Certificate of Amendment to Articles of Incorporation is true and correct to the best of their knowledge and belief.

In witness whereof, this certificate has been executed by the undersigned on October 17, 1997

Gary De Gano, Secretary

Patrick M. Flynn, President


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